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                                                                     Exhibit 3.2

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                     SERIES A SENIOR CUMULATIVE CONVERTIBLE

                                 PREFERRED STOCK

                                       OF

                                 VELOCITA CORP.


                ------------------------------------------------
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

                  Velocita Corp. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article 4 of its Amended and Restated Certificate of Incorporation (the "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors (the "BOARD OF DIRECTORS") of the Corporation by unanimous written consent dated May 24, 2001 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors by its Amended and Restated Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Series A Senior Cumulative Convertible Preferred Stock (the "SERIES A SENIOR PREFERRED STOCK"), par value $0.01 per share, with an initial liquidation preference of $100.00 per share, consisting of 1,250,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

                  1. CERTAIN DEFINITIONS.

                  Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  ACTIVELY PUBLICLY TRADED shall mean, with respect to the Common Stock, that an offering (or series of offerings) of the Common Stock has been consummated pursuant to one or more registration statements following which shares of the Common Stock representing (a) at least 10% of the outstanding shares of the Common Stock and (b) an aggregate Current Market
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Price of at least $50.0 million, have been sold to the public and are listed on a national securities exchange or the Nasdaq Stock Market.

                  AFFILIATE of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control; and provided further, that without limiting the foregoing, the following Persons shall be deemed to be "Affiliates" of the Corporation solely for the purpose of this Certificate of Designations, but shall not, solely based upon their ownership interests in the Corporation, be deemed to be "Affiliates" of each other: PF Telecom Holdings, LLC, Koch Telecom Ventures, Inc., Odyssey, Cisco, John Warta, Treg Ventures LLC, GLW Ventures LLC, Karen Irwin, Stephen Irwin, Gregory M. Irwin Trust, Tracie H. Irwin-Waldman Trust and Georgiana Warta.

                  AT&T WARRANTS shall mean the warrants to purchase shares of Common Stock dated as of the Initial Issue Date issued to AT&T Corp.

                  BENEFICIAL OWNER shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

                  BUSINESS DAY shall mean a day other than a Saturday or Sunday or any federal holiday.

                  CAPITAL STOCK shall mean (i) in the case of a corporation, corporate stock (including, but not limited to, in the case of the Corporation, Common Stock, Series A Senior Preferred Stock and Series B Senior Preferred Stock), (ii) in the case of a partnership, partnership interests (whether general or limited), (iii) in the case of an association, limited liability company or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  CHANGE OF CONTROL shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a Subsidiary of the Corporation), (ii) the adoption of a plan relating to the liquidation, dissolution or winding up of the Corporation, (iii) the consummation


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of any transaction (including, without limitation, any merger or consolidation)
the result of which is that any "person" (as defined above), other than the Principals and their respective Permitted Transferees (as such term is defined in the Stockholders Agreement) or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of Voting Stock of the Corporation having more than (A) prior to the date on which the Common Stock is Actively Publicly Traded, 35% of the combined voting power of all classes of Voting Stock of the Corporation then outstanding or (B) on or after the date on which the Common Stock is Actively Publicly Traded, 50% of the combined voting power of all classes of Voting Stock of the Corporation then outstanding or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors (except as a result of the exercise of the Holders' rights following a Voting Rights Trigger Event).

                  CHANGE OF CONTROL OFFER shall have the meaning set forth in
Section 7(b) below.

                  CHANGE OF CONTROL PAYMENT shall have the meaning set forth in
Section 7(b) below.

                  CHANGE OF CONTROL PAYMENT DATE shall have the meaning set forth in Section 7(e)(ii) below.

                  CISCO shall mean Cisco Systems, Inc.

                  CISCO WARRANTS shall mean the warrants to purchase Common Stock issued pursuant to the Series B Subscription Agreement.

                  COMMISSION shall mean the Securities and Exchange Commission.

                  COMMON STOCK shall mean the common stock, par value $0.01 per share, of the Corporation and any successor(s) to such common stock.

                  COMPANY SALE shall mean a Company Sale (as defined in the Stockholders Agreement) or any sale, merger, acquisition or consolidation involving the Corporation that results in the disposition of all or substantially all of the shares of the Series A Senior Preferred Stock, that is approved pursuant to Section 4 of the Stockholders Agreement and in which the consideration received by the holders of the Series A Senior Preferred Stock on the closing date includes cash and/or Readily Marketable Securities with a value of at least $10 per Equivalent Share (subject to adjustment for stock splits, stock dividends, stock recombinations and similar transactions); PROVIDED, HOWEVER, that a Company Sale shall not been deemed to have occurred for purposes of this Certificate of Designations unless, on or prior to the consummation of such Company Sale, any of the following apply: (a) all consents and approvals have been obtained by the Corporation that are necessary to allow the Corporation to repurchase all of the outstanding shares of the Series A Senior Preferred Stock in accordance with Section 8, and sufficient funds are available to repurchase in accordance with Section 8 all of the outstanding shares of Series A Senior Preferred Stock at the closing of such Company Sale; (b) notwithstanding the proviso in the definition of "Readily Marketable Securities", the Readily Marketable Securities received by the Holders in such Company Sale are freely tradable without restrictions under all applicable securities laws (including any restrictions under Rule 145 promulgated under the Securities Act) or any contractual restriction; or (c) a registration statement registering the resales of the Readily


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Marketable Securities received by the Holders in such Company Sale is effective on the date of such Company Sale..

                  CONTINUING DIRECTOR shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Initial Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of (A) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B) any Person having the right to designate such member of the Board of Directors pursuant to the terms and conditions of the Stockholders Agreement.

                  CONVERSION DATE shall have the meaning set forth in Section 4(b) below.

                  CONVERSION PRICE shall initially mean $5.6250 and after the Initial Issue Date shall be subject to adjustment from time to time pursuant to the terms of Section 4 below. The Conversion Price shall be rounded to four decimal places.

                  CONVERSION RATE shall mean, as of any date, the number of shares of Common Stock issuable upon conversion of one share of Senior Preferred Stock, determined by dividing the sum of the Liquidation Preference of such share of Senior Preferred Stock plus accrued and unpaid dividends by the Conversion Price then in effect.

                  CURRENT MARKET PRICE shall mean, with respect to any particular security on any date of determination, the average over the 20 Trading Days ending on the date immediately preceding the date of such determination of the last reported sale price, or, if no such sale takes place on any such day, the closing bid price, in either case as reported for consolidated transactions on the principal national securities exchange (including the Nasdaq Stock Market) on which such security is listed or admitted for trading; PROVIDED, HOWEVER, that (a) if any event that results in an adjustment of the Conversion Rate occurs during the period beginning on the first day of such 20-day period and ending on the date immediately preceding the date of determination, the Current Market Price will be the average over the 20 Trading Days ending on the date immediately preceding the date of the occurrence of such event of the last reported sale price, or, if no such sale takes place on any such day, the closing bid price, in either case as reported for consolidated transactions on the principal national securities exchange (including the Nasdaq Stock Market) on which such security is listed or admitted for trading and (b) if such security is not listed on any exchange or admitted for trading on the Nasdaq Stock Market, the Current Market Price of such security shall be the last reported bid price for such security on the date preceding the date of such determination provided by a New York Stock Exchange member firm designated by the Corporation or, if no such member firm can provide such a bid price, as determined in good faith by the unanimous written resolution of the Board of Directors. In the event that the Board of Directors cannot unanimously agree on the Current Market Price on any date, the Current Market Price will be determined pursuant to the Valuation Procedures.

                  DARK FIBER WARRANTS shall mean the warrants to purchase shares of Common Stock issued pursuant to the terms of the Subscription Agreement.

                  DISINTERESTED DIRECTOR shall mean each member of the Board of Directors who is not (a) an officer, employee, director, agent or other Affiliate of the Majority Holders or (b) an


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Odyssey Director or Co-Investor Director (as such terms are defined in the
Stockholders Agreement).

                  DIVIDEND PAYMENT DATE shall have the meaning set forth in
Section 2(a) below.

                  EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  EXEMPT ISSUANCES shall have the meaning set forth in Section 4(g) below.

                  FAIR MARKET VALUE shall be determined in accordance with
Section 4(l) below.

                  FIRST UNION WARRANTS shall mean the warrants to purchase shares of Common Stock issued to Lucent Technologies Inc. by the Corporation on the Initial Issue Date, and subsequently assigned to First Union Investors, Inc. on March 30, 2000.

                  FULLY DILUTED COMMON STOCK shall mean, as of any date of determination, the total number of shares of Common Stock outstanding as of such date (calculated assuming exercise of all outstanding warrants and options that as of such date are permitted by their terms to be exercised for shares of Common Stock and conversion of all outstanding securities that as of such date are permitted by their terms to be converted into shares of Common Stock for an amount per share that is less than the Current Market Price per share).

                  H&S WARRANTS shall mean the warrants to purchase shares of Common Stock issued by the Corporation on September 7, 2000 to Heidrick & Struggles, Inc.

                  HIGH YIELD WARRANTS shall mean the warrants to purchase shares of Common Stock issued or issuable pursuant to that certain Warrant Agreement dated as of May 10, 2000 by and between the Corporation and United States Trust Company of New York, as Warrant Agent.

                  HOLDER shall mean the record holder of one or more shares of Series A Senior Preferred Stock, as shown on the books and records of the Corporation.

                  HOME RUN WARRANTS shall mean the warrants to purchase shares of Common Stock issued to PF Telecom Holdings, LLC and Koch Telecom Ventures, Inc. by the Corporation on the Initial Issue Date.

                  IMPLIED VALUE OF NON-CASH CONSIDERATION shall mean with respect to any Company Sale the aggregate Current Market Price of any equity securities received in such Company Sale by the holders of equity securities of the Corporation immediately prior to such Company Sale.

                  INITIAL ISSUE DATE shall mean October 29, 1999.

                  JUNIOR SECURITIES shall mean any class of stock ranking junior to the Senior Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Corporation. The Corporation's Common Stock is expressly defined and included as Junior Securities.


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                  LIQUIDATION PREFERENCE shall initially mean $100.00 per share of Series A Senior Preferred Stock, plus Preferred Dividends paid on such share in accordance with Section 2(c) below.

                  MAJORITY HOLDERS shall mean the Holders of at least a majority of the shares of Series A Senior Preferred Stock (with shares held by the Corporation or any of its Subsidiaries not being considered to be outstanding for this purpose).

                  MANDATORY REDEMPTION DATE shall have the meaning set forth in
Section 5(a) below.

                  MARKET CAPITALIZATION shall mean with respect to any person, as of any date, the product of the Current Market Price of all outstanding equity securities of such person as of such date times the number of such equity securities outstanding as of such date.

                  ODYSSEY shall mean Odyssey Investment Partners Fund, LP.

                  PARITY SECURITIES shall mean any authorized class or series of stock of the Corporation that is entitled to receive payment of dividends and to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Senior Preferred Stock, including but not limited to, the Series B Senior Preferred Stock.

                  PERMITTED GROUP shall mean any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the Corporation's initial public offering of Common Stock, by virtue of the Stockholders Agreement, provided that no single Person (other than the Principals and their Permitted Transferees) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Corporation that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Permitted Transferees in the aggregate.

                  PERSON shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                  PREFERRED DIVIDENDS shall have the meaning set forth in
Section 2(a) below.

                  PRINCIPALS shall mean Odyssey, PF Telecom Holdings, LLC, John Warta, GLW Ventures LLC, Treg Ventures LLC, Cisco and Koch Telecom Ventures, Inc.

                  QUALIFYING PUBLIC OFFERING means any firm commitment underwritten public offering by the Corporation of its Common Stock yielding gross proceeds to the Corporation of at least $160.00 million at a per share price to the public of at least $10.00 (subject to adjustment for stock splits, stock dividends, stock recombinations and similar transactions).

                  READILY MARKETABLE SECURITIES shall mean any equity securities (excluding the Common Stock and rights, options or warrants entitling a holder thereof to subscribe for or purchase any shares of Common Stock) that, upon issuance or receipt in connection with a


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Company Sale, are (i) freely tradable without restrictions under all applicable securities laws, (ii) publicly-traded and listed on a national securities exchange or The Nasdaq Stock Market and (iii) issued by a corporation with (A) either (1) an aggregate Market Capitalization after giving effect to such issuance of at least 3.33 times the Implied Value of Non-Cash Consideration or
(2) an aggregate Market Capitalization before giving effect to such issuance of at least $15.00 billion and (B) have a Trading Volume in excess of the Implied Value of Non-Cash Consideration; provided that the requirements of clauses (i) and (ii) above shall be deemed to be satisfied at the closing of such Company Sale if at the closing the issuer of such equity securities enters into a registration rights agreement which requires a registration statement covering sales of any such securities received by the Holders of Series A Senior Preferred Stock, without restrictions (other than those restrictions imposed by applicable securities laws, provided that the provisions of such registration rights agreement shall be no less favorable to such Holders than those contained in Section 13 of the Stockholders Agreement), to be effective within 90 days of such closing.

                  RIGHTS shall mean any securities, rights, options or warrants that (i) are exercisable, convertible or exchangeable for Common Stock or (ii) entitle a holder thereof to subscribe for, purchase or otherwise acquire any shares of Common Stock.

                  SECURITIES ACT shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  SENIOR PREFERRED STOCK shall mean the Series A Senior Preferred Stock and the Series B Senior Preferred Stock.

                  SENIOR SECURITIES shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series A Senior Preferred Stock in respect of the right to receive dividends and in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

                  SERIES B SENIOR PREFERRED STOCK shall mean the Series B Senior Cumulative Convertible Preferred Stock.

                  SERIES B SUBSCRIPTION AGREEMENT shall mean the subscription agreement, dated as of April 12, 2001 by and between the Corporation and Cisco.

                  STOCKHOLDERS AGREEMENT shall mean the Amended and Restated Stockholders Agreement, dated as of the Initial Issue Date and amended and restated as of May 24, 2001, by and among the Corporation, Odyssey, Odyssey Coinvestors, LLC, UBS Capital II LLC, Koch Telecom Ventures, Inc., Cisco, John Warta, Karen Irwin, Treg Ventures LLC, Gregory M. Irwin Trust, Tracie H. Irwin-Waldman Trust, GLW Ventures LLC, Georgiana Warta, First Union Investors, Inc., First Union Capital Partners, LLC, PF Telecom Holdings, LLC, PF Coinvestment, LLC, PF Coinvestment II, LLC, PF. Net Corp., PF. Net Property Corp., PF. Net Supply Corp., PF. Net Construction Corp., PF. Net Network Services Corp., PF. Net Virginia Corp. and PF. Net Virginia, LLC, as it may be amended, modified or supplemented from time to time.


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                  SUBSCRIPTION AGREEMENT shall mean the Subscription Agreement, dated as of the Initial Issue Date, by and among the Corporation, Odyssey, Odyssey Coinvestors, LLC, and UBS Capital II LLC.

                  SUBSIDIARY shall mean, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership
(a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

                  TRADING DAY with respect to the Common Stock, shall mean any day on which any market (including, without limitation, any formal or informal over the counter market) in which the Common Stock is then traded and in which a quoted price may be ascertained is open for business.

                  TRADING VOLUME shall mean with respect to any equity security, as of any date of determination, the (a) the average daily trading volume of such equity security (in U.S. dollars) over the 180 days immediately preceding such date multiplied by (b) 270.

                  VALUATION PROCEDURES shall mean the procedures used to determine Fair Market Value or Current Market Price that are described below. The Corporation shall engage an investment banking firm of recognized national standing selected by a majority of the Disinterested Directors (the "COMPANY BANK") to determine the Fair Market Value or Current Market Price, as applicable. Such investment banking firm shall have 15 days to make such determination and shall promptly distribute such determination in writing to the Corporation and each Holder. The Majority Holders shall have 15 days following receipt of such written determination to object to the conclusions of the Company Bank. If the Majority Holders do not object during such 15-day period then the determination of the Company Bank shall be deemed to be the Fair Market Value or Current Market Price, as applicable. If the Majority Holders shall object, the Majority Holders shall have the right to select an independent investment banking firm of recognized national standing (the "HOLDERS BANK") to make an independent determination of Fair Market Value or Current Market Price, as applicable. Such determination shall be completed within 15 days of the selection of the Holders Bank. If upon completion of such determination by the Holders Bank, the two investment banking firms are able to agree upon a valuation, such value shall be deemed to be the Fair Market Value or Current Market Price, as the case may be. If, at the expiration of such 15-day period, the two investment banking firms are unable to agree upon a valuation, then the Majority Holders, on the one hand, and the Corporation (by decision of a majority of the Disinterested Directors), on the other hand, shall jointly select a third investment banking firm, which shall make a determination on the basis described above, and within a period of 15 days after the date of its engagement, select the determination calculated by either of the Company Bank or the Holders Bank, and such determination shall be final, binding and conclusive and enforceable in any court of competent jurisdiction. All fees and expenses incurred in connection with the Valuation Procedures shall be borne by the Corporation.


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                  VOTING RIGHTS TRIGGER EVENT shall have the meaning set forth in Section 6(b) below.

                  VOTING STOCK shall mean with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

                  2. DIVIDENDS.

                  (a) The Holders shall be entitled to receive cumulative preferential dividends (the "PREFERRED DIVIDENDS") on each share of Series A Senior Preferred Stock accruing from the Initial Issue Date at the per annum rate of 10.0% of the Liquidation Preference of such share as of the Initial Issue Date, with respect to the first dividend payment, and as of the day after the most recent Dividend Payment Date with respect to each subsequent dividend payment, on March 15, June 15, September 15 and December 15 of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "DIVIDEND PAYMENT DATE"). Preferred Dividends will be payable as provided in
Section 2(c) below. The first Dividend Payment Date will be December 15, 1999. Preferred Dividends will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis.

                  (b) Preferred Dividends shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

                  (c) On each Dividend Payment Date, the amount of Preferred Dividends with respect to each share of Series A Senior Preferred Stock shall be added permanently to the Liquidation Preference of such share of Series A Senior Preferred Stock and such Preferred Dividends shall for all purposes be deemed to have been paid by the Corporation.

                  (d) In case the Corporation or any Subsidiary of the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or options or warrants to subscribe for or purchase securities of the Corporation or any of its Subsidiaries by way of dividend or spin off) on the Common Stock, other than any dividend or distribution of shares of Common Stock covered by Section 4(f) below, then, and in each such case, the Holders shall be entitled to receive from the Corporation, with respect to each share of Series A Senior Preferred Stock held, in addition to the dividends payable under Section 2(a) above, the same dividend or distribution that would be payable or made to a holder of the number of shares of Common Stock into which such share of Series A Senior Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series A Senior Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock and shall be in addition to any dividends payable under Section 2(a) above.

                  3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its capital stock resulting in a


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distribution of assets to the holders of any class or series of the
Corporation's Capital Stock (a "REDUCTION OR DECREASE IN CAPITAL STOCK"), each Holder shall be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the Liquidation Preference per share of Series A Senior Preferred Stock held by such Holder plus accrued dividends thereon from the most recent Dividend Payment Date determined as of the date of such liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities. After payment in full of the Liquidation Preference to which Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in capital stock.

                  (b) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or a reduction or decrease in capital stock, the assets of the Corporation shall be insufficient to pay the full Liquidation Preference with respect to the Series A Senior Preferred Stock and the Parity Securities, the holders of the Parity Securities and the Holders will share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference plus accumulated and unpaid dividends in the case of the Series A Senior Preferred Stock and the full liquidation preference plus accumulated and unpaid dividends in the case of any Parity Securities.

                  4. CONVERSION RIGHTS.

                  (a) Each Holder shall have the right, at such Holder's option, to convert all or any portion of its shares of Series A Senior Preferred Stock into shares of Common Stock at any time, at the Conversion Rate calculated as of the close of business on the Conversion Date.

                  (b) The right of conversion attaching to any share of Series A Senior Preferred Stock may be exercised by the Holder thereof by delivering the share of Series A Senior Preferred Stock to be converted to the Corporation, at its principal office or at the office or agency maintained by the Corporation for that purpose, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Corporation. The "CONVERSION DATE" will be the date on which the share of Series A Senior Preferred Stock and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and deliver to the Holder (i) a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in cash, determined as provided below, in lieu of any fraction of a share and (ii) if less than the full number of shares of Series A Senior Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such certificate or certificates shall be delivered by the Corporation to the appropriate Holder by mailing certificates evidencing the additional


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shares to the Holders at their respective addresses set forth in the register of
Holders maintained by the Corporation. All shares of Common Stock issuable upon conversion of the Series A Senior Preferred Stock shall be fully paid and nonassessable and shall rank PARI PASSU with the other shares of Common Stock outstanding from time to time.

                  (c) The Corporation shall not issue a fractional share of Common Stock upon conversion of Series A Senior Preferred Stock. Instead the Corporation shall deliver a check for an amount equal to the applicable fraction of a share multiplied by the Current Market Price calculated as of the close of business on the Conversion Date, rounded to the nearest cent.

                  (d) A Holder delivering Series A Senior Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock in a name other than that of the Holder of the Series A Senior Preferred Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

                  (e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all outstanding shares of Series A Senior Preferred Stock in full as of the next succeeding Dividend Payment Date assuming that such conversion took place at the Conversion Rate then in effect (provided that such reservation may be proportionally reduced as shares of Series A Senior Preferred Stock are repurchased, converted, exchanged or retired and shall be increased as necessary to reflect increases in the Liquidation Preference that occur as a result of the accrual and payment of dividends) and such shares shall be fully paid and nonassessable and free of preemptive or similar rights. The Corporation shall take all commercially reasonable steps to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series A Senior Preferred Stock, provided, however, that the Corporation shall not be required to file a registration statement with respect to such securities, except as provided in the Stockholders Agreement.

                  (f) If the Corporation:

                           (i) pays a dividend (or makes a distribution) on its
                  Common Stock in shares of its Common Stock;

                           (ii) subdivides its outstanding shares of Common
                  Stock into a greater number of shares;

                           (iii) combines its outstanding shares of Common Stock
                  into a smaller number of shares; or

                           (iv) issues any shares of its Capital Stock by
                  reclassification of its Common Stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of each share of Series A Senior Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation that he would have owned immediately following such action if he had converted Series A Senior Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses
(f)(i) through (iv) above, a Holder of Series A Senior Preferred Stock upon conversion of it may receive shares of two or more classes of Capital Stock of the Corporation, then the Conversion Price shall be split into two or more components, as the case may be, and the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 4(f).

                  (g) If the Corporation issues shares of Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation issues such additional shares, the Conversion Price shall be adjusted in accordance with the formula:

                         C'= C x ((0 + (P / M)) / A)

where:

C'                =        the adjusted Conversion Price.

C                 =        the then current Conversion Price.

O                 =        the number of shares of Fully Diluted Common Stock
                           outstanding immediately prior to the issuance of such additional shares (excluding the shares of Common
                           Stock issuable upon conversion of any shares of Series A Senior Preferred Stock).

P                 =        the aggregate consideration received for the issuance
                           of such additional shares.

M                 =        the Current Market Price per share on the date of
                           issuance of such additional shares.

A                 =        the number of shares of Common Stock outstanding
                           immediately after the issuance of such additional shares.

                  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. This Section 4(g) does not apply to (i) any transaction or issuance described in
Section 4(h) below, (ii) Common Stock issued to the Corporation's employees under bona fide employee compensation or benefit plans or agreements approved by the Board of Directors and approved by the holders of Common Stock when required by law, (iii) Common Stock issued to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, (iv) Common Stock issued in (A) a bona fide public offering pursuant to a firm commitment underwriting or (B) a private placement pursuant to a plan of distribution that involves resales into a diverse market of "qualified institutional buyers" (as such term is used in Rule 144A under the Securities Act) that is broadly marketed by one or more nationally recognized investment banks, (v) Common Stock issued to lenders or bond purchasers that are unaffiliated third parties in any financing transaction on arm's-length terms,
(vi) Common Stock issued upon exercise of the AT&T Warrants, the Dark Fiber Warrants, the First Union Warrants, the High Yield Warrants, the Cisco Warrants, the Home Run Warrants or the H&S Warrants or (vii) Common Stock issued upon conversion of shares of the Senior Preferred Stock (collectively, "EXEMPT ISSUANCES").

                  (h) If the Corporation issues any Rights (other than in a dividend or distribution in which the Holders participate as provided in Section 2(d) above) for a consideration per share of Common Stock initially deliverable upon conversion, exchange or exercise of such Rights (including the aggregate consideration received for the issuance of such Rights plus the aggregate consideration receivable upon exercise of all such Rights) that is less than the Current Market Price per share on the date of issuance of such Rights, the Conversion Price shall be adjusted in accordance with the formula:

                         C' = C x ((0 + (P / M)) / (0 + D))
where:

C'                =        the adjusted Conversion Price.

C                 =        the then current Conversion Price.

O                 =        the number of shares of Fully Diluted Common Stock
                           outstanding immediately prior to the issuance of such Rights (excluding the shares of Series A Senior
                           Common Stock issuable upon conversion of any shares of Preferred Stock).

P                 =        the aggregate consideration received for the issuance
                           of such Rights plus the aggregate consideration receivable upon exercise of all such Rights.

M                 =        the Current Market Price per share of Common Stock on
                           the date of issuance of such securities.

D                 =        the maximum number of shares deliverable upon
                           conversion or in exchange for or upon exercise of such Rights at the initial conversion, exchange or exercise rate.

                  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. If all of the Common Stock deliverable upon conversion, exchange or exercise of such Rights has not been issued when such Rights are no longer outstanding, then the Conversion Price shall promptly be readjusted to the Conversion Price that would then be in effect had the adjustment upon the issuance of such Rights been made on the basis of the actual number of shares of Common Stock issued upon conversion, exchange or exercise of such Rights. This Section 4(h) does not apply to (i) any transaction that would be an Exempt Issuance if shares of Common Stock were issued instead of

Rights or (ii) the issuance of the AT&T Warrants, the Dark Fiber Warrants, the First Union Warrants, the Series A Senior Preferred Stock, the Series B Senior Preferred Stock, the High Yield Warrants, the Cisco Warrants, the Home Run Warrants and the H&S Warrants.

                  Notwithstanding the foregoing, in the event that any Rights are granted or issued after the date hereof with respect to which either (i) the exercise or conversion price applicable to such Right or (ii) the number of shares of Common Stock for which such Right is exercisable or into which such Right is convertible is undetermined on the date of issuance, then there shall not be deemed to have been an issuance of such Rights for purposes of this
Section 4(h) unless and until the date on which the conversion or exercise price, and the number of shares into which such Rights are exercisable or for which such Rights are convertible, shall have been determined (subject to any adjustments that may occur pursuant to the terms thereof after such date of initial determination).

                  (i) If the Corporation consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Senior Preferred Stock shall automatically become convertible into the kind and amount of securities, cash, or other assets that the Holder would have owned immediately after the consolidation, merger, transfer or lease if the Holder had converted the Series A Senior Preferred Stock immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Corporation, or the person to which such sale or conveyance shall have been made, shall enter into an amended Certificate of Designations so providing and further providing for adjustments which shall be as nearly equivalent as practical to the adjustments provided for in this Section 4. The successor Corporation shall mail to the Holders a notice describing the amended Certificate of Designations. If the issuer of securities deliverable upon conversion of the Series A Senior Preferred Stock under the amended Certificate of Designations is an Affiliate of the formed, surviving, transferee or lessee corporation, then that issuer shall join in the amended Certificate of Designations. If this subsection (i) applies, other subsections of this Section 4 (except subsection (j) below) do not apply.

                  (j) CHANGE OF CONTROL.

                  In the event of a Change of Control, if the Current Market Price of the Corporation's Common Stock as of the date of consummation of such Change of Control is less than the Conversion Price, the Conversion Price will be reduced to an adjusted Conversion Price equal to the last reported sale price for one share of the Common Stock in an arm's-length transaction as of the date of the Change of Control. In the event of a Change of Control involving a sale by the holders of the Common Stock of all or a portion of the shares of Common Stock held by them to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), then the "last reported sale price" of a share of Common Stock shall be the value of the consideration received for one share of Common Stock in the transaction resulting in such Change of Control; PROVIDED that with respect to any non-cash consideration, the value of such consideration shall be the Fair Market Value thereof.

                  (k) In addition, in the event that any other transaction or event occurs as to which the foregoing conversion price adjustment provisions are not strictly applicable but the failure to make any adjustment would adversely affect the conversion rights represented by the Series A Senior Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, the Corporation shall appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or material indirect financial interest in the Corporation or any of its Subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Corporation, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Corporation or any of its Subsidiaries, which will give their opinion upon, or the Board of Directors shall determine, consistent with the Board of Directors' fiduciary duties to the Corporation's stockholders, the adjustment, if any, on a basis consistent with the essential intent and principles established in the foregoing conversion price adjustment provisions, necessary to preserve, without dilution, the conversion rights represented by the Series A Senior Preferred Stock. Upon receipt of such opinion or determination, the Corporation shall promptly mail a copy thereof to the Holders and will make the adjustments described therein.

                  (l) For purposes of any computation respecting consideration received pursuant to a transaction described or contemplated by this Section 4, the following shall apply:

                           (i) in the case of the issuance of shares of Common
                  Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                           (ii) in the case of the issuance of shares of Common
                  Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof (irrespective of the accounting treatment thereof);

                           (iii) whenever this Certificate of Designations calls
                  for the determination of "FAIR MARKET VALUE," such Fair Market Value shall be determined in good faith by the unanimous written consent of Board of Directors and as evidenced by a written resolution thereof and in the event the Board of Directors cannot unanimously agree on the Fair Market Value on any date, the Fair Market Value will be determined pursuant to the Valuation Procedures; and

                           (iv) in the case of the issuance of Rights, the
                  aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such Rights plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in this Section 4(l)).

                  (m) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least .01% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment or upon conversion of any shares of Senior Preferred Stock. All calculations under this Section 4 shall be made to the nearest one hundredth of a cent or to the nearest 1/1000th of a share, as the case may be.

                  (n) No adjustment in the Conversion Price need be made under this Section 4 for any change in the par value or no par value of the Common Stock, and in no event shall any adjustment be made under this Section 4 that would reduce the Conversion Price below the par value of the Common Stock.

                  (o) The Corporation shall provide to Holders reasonable notice of any event that would result in an adjustment to the Conversion Price pursuant to any of the adjustments in this Section 4 so as to permit the Holders to effect a conversion of shares of Senior Preferred Stock into shares of Common Stock prior to the occurrence of such event.

                  (p) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Corporation shall mail to Holders a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this Section 4(p) does not change or adjust the Conversion Price otherwise in effect for purposes of Sections 4(f), 4(g), 4(h), 4(i) and 4(j) above.

                  (q) If:

                           (i) the Corporation takes any action which would
                  require an adjustment in the Conversion Price pursuant to clause (iv) of Section 4(f) above;

                           (ii) the Corporation consolidates or merges with, or
                  transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

                           (iii) there is a dissolution or liquidation of the
                  Corporation;

a Holder may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such Holders, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least ten days before such date. No transaction referred to in clause (i), (ii) or (iii) of this Section 4(q) may be consummated until the tenth day following delivery of such notice.

                  (r) Except as provided in the immediately following sentence, any determination that the Corporation or its Board of Directors must make pursuant to this Section 4 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a valuation determination under this Section 4, such determination shall be made in good faith by the unanimous written consent of the Board of Directors as evidenced by a written resolution thereof; PROVIDED that in the event the Board of Directors cannot unanimously agree on any determination of value, such dispute shall be resolved pursuant to the Valuation Procedures.

                  (s) All shares of Series A Senior Preferred Stock converted pursuant to this Section 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Senior Preferred Stock.

                  (t) The Corporation shall not pay any dividend or make any distribution to, or on behalf of, the holders of any class or series of common equity of the Corporation unless the holders of Common Stock share therein on an equal share for share basis.

                  (u) Except as specifically set forth in this Section 4, none of the adjustments described in this Section 4 shall duplicate adjustments previously made or made simultaneously pursuant to other subsections of this
Section 4, or otherwise double count any transaction.

                  5. REDEMPTION BY THE CORPORATION.

                  (a) On August 15, 2010 (the "MANDATORY REDEMPTION DATE"), the Corporation shall redeem all outstanding shares of Series A Senior Preferred Stock at a price in cash equal to the Liquidation Preference thereof plus accrued dividends thereon from the most recent Dividend Payment Date to the date of redemption.

                  (b) The Series A Senior Preferred Stock may not be redeemed at the option of the Corporation prior to the Mandatory Redemption Date.

                  (c) Notice of redemption shall be sent by or on behalf of the Corporation not more than 90 days nor less than 30 days prior to the Mandatory Redemption Date by first class mail, postage prepaid, to all Holders of record at their respective last addresses as they shall appear on the books of the Corporation; PROVIDED, HOWEVER, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Senior Preferred Stock except as to the Holder to whom the Corporation has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Senior Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Mandatory Redemption Date; (ii) the redemption price; (iii) the number of shares of Series A Senior Preferred Stock to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; (v) that dividends on the shares to be redeemed will cease to accrue on the Mandatory Redemption Date; (vi) the Conversion Price; (vii) that Series A Senior Preferred Stock called for redemption may be converted at any time before the close of business on the Mandatory Redemption Date; and (viii) that Holders must satisfy the requirements of Section 4(b) above if such Holders desire to convert such shares.

                  (d) If notice has been mailed in accordance with Section 5(c) above and provided that on or before the Mandatory Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Mandatory Redemption Date, dividends on the shares of the Series A Senior Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Senior Preferred Stock, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price.

                  (e) Any deposits of funds with a bank or trust company for the purpose of redeeming Series A Senior Preferred Stock shall be irrevocable except that:

                           (i) the Corporation shall be entitled to receive from
                  such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (ii) subject to applicable escheat or similar laws,
                  any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the applicable Mandatory Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                  (f) All shares of Series A Senior Preferred Stock redeemed pursuant to this Section 5 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

                  6. VOTING RIGHTS.

                  In addition to any voting rights provided elsewhere herein, and any voting rights provided by law, the Holders of shares of Series A Senior Preferred Stock shall have the following voting rights:

                  (a) So long as the Series A Senior Preferred Stock is outstanding, each share of Series A Senior Preferred Stock shall entitle the Holder thereof to vote on all matters voted on by holders of the Capital Stock of the Corporation into which such share of Senior Preferred Stock is convertible, voting together as a single class with the other shares entitled to vote, at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Senior Preferred Stock shall entitle the Holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Capital Stock of the Corporation into which such share of Senior Preferred Stock is convertible on the record date for such vote or, if no such record date is established, on the date any written consent of stockholders is solicited; provided, however, that if such vote relates to the liquidation, dissolution or winding up of the Corporation or any other matter which, if approved would entitle the Holder thereof to receive on an accelerated basis any additional shares of Senior Preferred Stock, then the number of votes such Holder shall be entitled to cast shall be the number of votes equal to the number of votes which could be cast in such vote by a holder of shares of Capital Stock of the Corporation into which such share of Senior Preferred Stock (and any Senior Preferred Stock that would be so received on an accelerated basis) would be convertible.

                  (b) If and upon the failure, for a period of 30 days after delivery of notice by the Majority Holders, of the Corporation to:

                           (i) honor its obligations with respect to any share
                  of Series A Senior Preferred Stock upon conversion thereof pursuant to Section 4 hereof;

                           (ii) satisfy any mandatory redemption or repurchase
                  obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Series A Senior Preferred Stock;

                           (iii) make a Change of Control Offer on the terms and
                  in accordance with the provisions described below in Section 7 hereof; or

                           (iv) comply with any of the other covenants or
                  agreements set forth in this Certificate of Designations and the continuance of such failure for 60 consecutive days or more (each of the events described in clauses 6(b)(i) through (iv) being referred to herein as a "VOTING RIGHTS TRIGGER EVENT");

then the Holders of a majority of the outstanding shares of the Series A Senior Preferred Stock, voting separately as a class, shall be entitled at the next annual meeting of the stockholders or at any special meeting to elect such number of Directors as constitutes a majority of the Corporation's Board of Directors; provided that for so long as any other series of Senior Preferred Stock has the right to elect or appoint a number of Directors as constitutes a majority of the Corporation's Board of Directors, then the holders of all shares of Senior Preferred Stock shall vote together as a single class to elect such majority at such meeting, voting on an as converted basis based on the number of shares of Common Stock into which each share of Senior Preferred Stock is then convertible. Upon election, such directors shall become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors. The exercise of such right by the holders of the Senior Preferred Stock shall be accompanied by a resolution of the holders (which may be passed at a meeting of the holders or in writing to the extent permitted under applicable law) instructing such additional directors to use their good faith effort to cause the Corporation to cure the Voting Rights Trigger Event (and any similar event) as expeditiously as possible.

                  (c) Whenever a Voting Rights Trigger Event shall have occurred and be continuing, the voting rights set forth in Section 6(b) above may be exercised initially either at a special meeting of the Holders, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the Holders. Such right of the Holders to elect additional directors may be exercised until all Voting Rights Trigger Events have been cured or waived, at which time the right of the Holders to elect such number of directors shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future default.

                  (d) At any time when the voting right shall have vested in the Holders pursuant to Section 6(b) above and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of Holders of record of 10% or more of the Series A Senior Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of Holders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of 10% of the shares of Series A Senior Preferred Stock then outstanding may designate in writing a Holder to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Corporation or, if none, at a place designated by such Holder. Any Holder that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section.

                  (e) If any of the directors so elected by the Holders pursuant to Section 6(b), 6(c) and 6(d) shall cease to serve as a director before his term shall expire, the Holders of Series A Senior Preferred Stock then outstanding may, at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant; provided that a Voting Rights Trigger Event (or similar event) has occurred and is continuing with respect to any other series of Senior Preferred Stock, then the holders of all shares of Senior Preferred Stock shall vote together as a single class to elect such successor, voting on an as converted basis based on the number of shares of Common Stock into which each share of Senior Preferred Stock is then convertible.

                  (f) The Corporation shall not, without the affirmative vote of the Majority Holders (voting as a single class):

                           (i) effect any amendment, alteration or repeal of any
                  of the provisions of the Amended and Restated Certificate of Incorporation (including without limitation this Certificate of Designations and the Certificate of Designations relating to the Series B Senior Preferred Stock) or the by laws of the Corporation which adversely affects the voting powers, preferences and relative, participating, optional and other special rights of the Holders;

                           (ii) effect any authorization, issuance or creation
                  of, or increase in the amount of any (A) Junior Securities (other than the Common Stock) having the right to receive cash dividends prior to the payment of any such cash dividends to Holders of Series A Senior Preferred Stock or having a repurchase or redemption right that may be exercised or otherwise effected prior to the Mandatory Redemption Date (B) Parity Securities, (C) Senior Securities; and

                           (iii) effect any amendment to the terms of the AT&T
                  Warrants, the First Union Warrants, the High Yield Warrants, the Cisco Warrants, the Dark Fiber Warrants, the Home Run Warrants or the H&S Warrants in a manner that adversely affects the Holders.

                  (g) Without the consent of each Holder affected, an amendment or waiver may not (with respect to any shares of Series A Senior Preferred Stock held by a non-consenting Holder):

                           (i) alter the voting rights with respect to the
                  Series A Senior Preferred Stock or reduce the number of shares of Series A Senior Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

                           (ii) reduce the Liquidation Preference of any share
                  of Series A Senior Preferred Stock;

                           (iii) reduce the Conversion Rate or the rate of or
                  change the time for payment of dividends on any share of Series A Senior Preferred Stock;

                           (iv) alter the mandatory redemption provisions
                  contained in Section 5 above or redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purposes) any share of Series A Senior Preferred Stock other than in accordance with the terms hereof; or

                           (v) make any change in the foregoing amendment and
                  waiver provisions.

                  (h) The Corporation shall not, without the affirmative vote of the Majority Holders (as defined in the Dark Fiber Warrants) of the Dark Fiber Warrants (voting as a single class) effect any amendment alteration or repeal of any of the provisions of this Certificate of Designations which adversely affects the holders of the Dark Fiber Warrants.

                  7. CHANGE OF CONTROL.

                  (a) The Corporation shall not undertake, participate in or approve any transaction involving a Change of Control unless proper provision has been made to effect the provisions of this Section 7.

                  (b) Upon the occurrence of a Change of Control other than a Change of Control that has been unanimously approved by the members of the Board of Directors nominated by the Holders pursuant to the Stockholders Agreement, each Holder shall have the right to require the Corporation to repurchase all or any part of such Holder's shares of Series A Senior Preferred Stock (a "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued dividends thereon from the most recent Dividend Payment Date to the date of purchase (the "CHANGE OF CONTROL PAYMENT").

                  (c) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series A Senior Preferred Stock.

                  (d) The Corporation shall comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Series A Senior Preferred Stock as a result of a Change of Control.

                  (e) Within 30 days following any Change of Control, the Corporation shall mail a notice to each Holder stating:

                           (i) that the Change of Control Offer is being made
                  pursuant to this Section 7 and that all shares of Series A Senior Preferred Stock tendered will be accepted for payment;

                           (ii) the purchase price and the purchase date, which
                  shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE");

                           (iii) that any share of Series A Senior Preferred
                  Stock not tendered will continue to accrue dividends;

                           (iv) that, unless the Corporation fails to pay the
                  Change of Control Payment, all shares of Series A Senior Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                           (v) that Holders electing to have any shares of
                  Series A Senior Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series A Senior Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" which shall be included with the Notice of Change of Control completed, to the Corporation at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                           (vi) that Holders will be entitled to withdraw their
                  election if the Corporation receives, not later than the close of business on the tenth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Senior Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares purchased; and

                           (vii) the circumstances and relevant facts regarding
                  such Change of Control (including, but not limited to, information with respect to PRO FORMA historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

                  (f) On the Change of Control Payment Date, the Corporation shall accept for payment all shares of Series A Senior Preferred Stock properly tendered pursuant to the Change of Control Offer. The Corporation shall promptly mail to each Holder so tendered the Change of Control Payment for such Series A Senior Preferred Stock and the Corporation will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new certificate representing the shares of Series A Senior Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series A Senior Preferred Stock surrendered, if any.

                  (g) Notwithstanding anything to the contrary in this Certificate of Designations, prior to complying with the provisions of this
Section 7, but in any event within 90 days following a Change of Control, the Corporation shall either repay all outstanding indebtedness or obtain the requisite consents, if any, under all agreements governing indebtedness of the Corporation or any of its Subsidiaries to permit the repurchase of Series A Senior Preferred Stock required by this Section 7.

                  (h) The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7 applicable to a Change of Control Offer made by the Corporation and purchases all shares of Series A Senior Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

                  8. AUTOMATIC CONVERSION. Upon the consummation of any of:

                           (a) a Qualifying Public Offering;

                           (b) a firm commitment underwritten public offering by
                  the Corporation of its Common Stock, with the written consent of the Majority Holders prior to the consummation of such offering; or

                           (c) a Company Sale,

all shares of Series A Senior Preferred Stock shall, by virtue of and simultaneously with the closing of such offering and without any action on the part of the Corporation, be deemed automatically converted into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share of Common Stock) equal to the then applicable Conversion Rate multiplied by the number of shares of Series A Senior Preferred Stock then outstanding; PROVIDED that in the event of a Company Sale in which neither clause (b) nor clause (c) of the proviso in the definition of "Company Sale" applies, the Corporation will notify the Holders of the material terms of such Company Sale (including the price per Equivalent Share) not later than 60 days prior to the consummation of any Company Sale (which 60-day notice period may be reduced with the consent of the Majority Holders) (the "COMPANY NOTICE") and, in lieu of conversion, at the election of any Holder by written notice received by the Corporation not more than 15 days following delivery of the Company Notice, all of the issued and outstanding shares of Series A Senior Preferred Stock held by such Holder shall be repurchased by the Corporation at a price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accumulated and unpaid dividends thereon from the most recent Dividend Payment Date to the date of purchase in accordance with the procedures set forth in Section 7 (provided that for such purposes a Change of Control Offer shall be deemed to have been made by the Corporation and accepted by all such Holders, and the Change of Control Payment Date shall be deemed to be the date of such Company Sale); and PROVIDED FURTHER, that in the event of a material change in the terms of the Company Sale from those set forth in the Company Notice, including but not limited to any increase in the price per Equivalent Share, the Corporation shall deliver a revised Company Notice reflecting the changed terms of the Company Sale to the Holders and such Holders shall again have the right of election set forth above.

                  9. CERTAIN COVENANTS.

                  (a) REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any shares of Series A Senior Preferred Stock are outstanding, the Corporation shall furnish to the Holders, within five days of the time periods specified in the Commission's rules and regulations, all annual financial statements that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's certified independent accountants. In addition, so long as any shares of the Series A Senior Preferred Stock are outstanding, the Corporation shall promptly furnish to the Holders all filings made with the Commission.

                  (b) CONFLICTS. If any provisions of the Corporation's By-laws or Stockholders Agreement conflict in any way with this Certificate of Designations, this Certificate of Designations shall govern, and the Corporation shall, so long as any of the shares of Series A Senior Preferred Stock are outstanding, take all actions necessary to amend such By-laws or Stockholders Agreement and thereby resolve the conflict.

                  (c) USE OF PROCEEDS. The proceeds from the issuance of the Series A Senior Preferred Stock will be used by the Corporation in the development of the Corporation's proposed United States fiber optic network.

                  (d) NO IMPAIRMENT. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate to protect the conversion, redemption and sale rights of the holders of the Series A Senior Preferred Stock against impairment.

                  (e) NOTICES. The Corporation will notify the Holders of the material terms of a Company Sale not more than 30 days prior to such Company Sale.

                  10. PAYMENT AND CONVERSION.

                  (a) All amounts payable in cash with respect to the Series A Senior Preferred Stock shall be payable in United States dollars and may be paid by check mailed to the Holders at their respective addresses set forth in the register of Holders maintained by the Corporation, PROVIDED that all cash payments with respect to shares of Series A Senior Preferred Stock the Holders of which have given wire transfer instructions to the Corporation not later than 72 hours prior to the date of payment will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

                  (b) Any payment on the Series A Senior Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

                  11. EXCLUSION OF OTHER RIGHTS.

                  Except as may otherwise be required by law, the shares of Series A Senior Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) and in the Amended and Restated Certificate of Incorporation.

                  12. HEADINGS OF SUBDIVISIONS.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  13. SEVERABILITY OF PROVISIONS.

                  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Senior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Senior Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Senior Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Senior Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Senior Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by David Taylor this 24th day of May 2001.


                                  VELOCITA CORP.


                                  By: /s/ David L. Taylor
                                     -----------------------------------
                                     Name:   David L. Taylor
                                     Title:  Chief Financial Officer